Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-237583

PROSPECTUS SUPPLEMENT dated May 12, 2023
(to Prospectus dated May 29, 2020, as supplemented from time to time)

EAGLE POINT INCOME COMPANY INC.

$4,100,000 of Common Stock

This prospectus supplement supplements the prospectus supplement dated December 20, 2021, or the “Supplement,” and the accompanying prospectus thereto dated May 29, 2020, or the “Base Prospectus.” The Base Prospectus and Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the sale of shares of our common stock, par value $0.001 per share, or the “common stock” in an “at-the-market” offering (the “ATM Program”) pursuant to the Amended And Restated At Market Issuance Sales Agreement, dated December 20, 2021, with B. Riley Securities, Inc., or the “Sales Agreement.”

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-24 of the Supplement and page 17 of the Base Prospectus, as well as in other documents incorporated by reference into the Prospectus.

The terms “Company,” “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation.

UPDATE TO “AT-THE-MARKET” OFFERING

Effective as of the date of this prospectus supplement, the Company has changed the aggregate offering price of common stock to be sold through our ATM Program pursuant to the Sales Agreement to $4,100,000, exclusive of amounts previously sold.

As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates, or the “public float,” is approximately $69.0 million, which is calculated based on 4,639,055 shares of outstanding common stock held by non-affiliates and on a price per share of $14.88, the closing price of our common stock on May 9, 2023, which is within sixty days prior to the date of this prospectus supplement. Pursuant to certain Securities and Exchange Commission (“SEC”) requirements, we may sell our securities in a public primary offering pursuant to our shelf registration statement with a value that may not exceed more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have sold securities yielding gross proceeds to us of approximately $18.9 million pursuant to the SEC rules noted above during the 12 calendar months prior to and including the date of this prospectus supplement.